Exhibit 99.1

Contact:	Members of the Press: Schwartz Communications Dawn Sullivan 781-684-0770 viewpoint@schwartz-pr.com	or	Investor Relations: Financial Dynamics Julie Prozeller 212-850-5600 jprozeller@fd-us.com

VIEWPOINT HIRES VICE PRESIDENT AND GENERAL COUNSEL

O’Donoghue Resigns to Join Investment Fund

New York, NY – June 10, 2005 – Viewpoint announced today that Brian O’Donoghue, Senior Vice President of Corporate Development and General Counsel, has resigned his position at Viewpoint to join Arklow Partners, L.P., a New York investment fund, as Managing Partner.

“Brian has been a critical component in the turnaround at Viewpoint that commenced in the third quarter of 2003,” said Jay Amato, chief executive officer of Viewpoint.  “We’re grateful to Brian for his many contributions over the years and wish him the best of good fortune at Arklow.”

Viewpoint hired Andrew J. Graf, to serve as General Counsel going forward.  Mr. Graf is a 1999 graduate of Cardozo Law School and has been an associate at the law firm of Milbank, Tweed, Hadley, & McCloy LLP, Viewpoint’s outside law firm.  At Milbank, Mr. Graf focused on corporate and securities law and commercial transactions.

“I’ve worked with Andy at Milbank and know that he will be a great asset as Viewpoint continues its growth going forward,” remarked O’Donoghue.

Viewpoint granted a total of 200,000 options to purchase its common stock to Mr. Graf at an exercise price of $1.57, the price of Viewpoint’s stock on the date of grant. This grant was approved by Viewpoint’s Board of Directors and met the “employee inducement” exception to NASDAQ’s rules adopted in 2003 requiring shareholder approval of equity-based incentive plans. The options have been classified as non-qualified stock options, have an exercise price equal to the fair market value on the grant date, have a ten-year term, and vest over 36 months, subject to continued employment and other conditions.

ABOUT VIEWPOINT

The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, General Motors, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Unicast Online Advertising Suite — the Company’s next-generation ad deployment and management system — and the Viewpoint Toolbar — the Vision for the Future of Search — are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.

The company has 130 employees at its headquarters in New York City and its office in Los Angeles in addition to other sales locations throughout the United States.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that Viewpoint will experience growth going forward.

Viewpoint and Unicast are trademarks of Viewpoint Corporation. Copyright 2005 Viewpoint Corporation. All rights reserved.